UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 30, 2005 (March 24, 2005)

CYTOKINETICS, INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50633 (Commission File Number)	94-3291317 (IRS Employer Identification No.)

280 East Grand Avenue
South San Francisco, California 94080
(Address of principal executive offices, including zip code)

(650) 624-3000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 24, 2005, Cytokinetics, Incorporated (the “Company”) and General Electric Capital Corporation (“GE”) entered into Amendment No. 1 (the “Amendment”), which amends certain provisions of the Master Security Agreement, by and among the Company and GE, dated as of February 2, 2001 (the “MSA”).

Under the MSA, funds borrowed by the Company from GE, and other obligations of the Company to GE, are secured by property and equipment of the Company purchased by such borrowed funds and other collateral agreed to by the Company.

The Amendment adds certain provisions into the default section of the MSA that provide for the Company to be in default under the MSA in the event of material adverse changes with respect to the Company and its business and material defaults by the Company of any of the following that the Company is required to file with the Securities and Exchange Commission: debt agreements, agreements calling for deferred purchase price payments for real property and real property lease agreements. In exchange for the change of terms to the MSA under the Amendment, GE is extending the funding period for the January 2004 $4.5 million line of credit between the Company and GE to December 31, 2005, which would allow the Company to make additional draws on amounts available under such line of credit until such date.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTOKINETICS, INCORPORATED
/s/ James H. Sabry
James H. Sabry
President and Chief Executive Officer

Dated: March 30, 2005